Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements, as amended, pertaining to the Senior Notes on Form S-3(No. 333-88352) of White Mountains Insurance Group, Ltd. and Fund American Companies, Inc.; and the Folksamerica Holding Company 401(K) Savings and Investment Plan on Form S-8 (No. 333- 82563), the White Mountains Long-Term Incentive Plan on Form S-8(No. 333-83206), the OneBeacon Insurance Savings Plan on Form S-8 (No. 333-68438) and the OneBeacon Insurance Supplemental Plan on Form S-8 (No. 333-68460) of White Mountains Insurance Group, Ltd. of our report dated March 7, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 7, 2006